Exhibit 10.37

[ON THE LETTERHEAD OF CIT CAPITAL FINANCE (UK) LIMITED]

LETTER OF APPROVAL & CONSENT

To:	Equinix Group Limited (formerly IXEurope Plc)

 41-44 Great Queen Street

 London

 WC2B 5AD

FAO:	James Marchbank

6 May 2008

Dear sirs

£82,000,000 facilities agreement dated 29 June 2007 between, amongst others (1) IXEurope Plc (the “Company”) (as an original borrower), (2) CIT Bank Limited and (3) CIT Capital Finance (UK) Limited (the “Administrative Agent”) (as administrative agent and security trustee) (as amended by an amendment letter dated 31 August 2007 and an amendment letter dated 26 October 2007) (the “Facilities Agreement”)

We refer to the Facilities Agreement. Terms defined in the Facilities Agreement shall have the same meaning where used in this letter, unless the context requires otherwise.

1.	The Company has requested that:

(a)	the Administrative Agent agrees to the appointment of James Marchbank as the “Finance Director, Europe” of the Group as of 1 January 2008 in replacement of Karen Bach;

(b)	the Administrative Agent confirms in writing that for the purposes of the Facilities Agreement it gave its prior consent to the making of intercompany loans (the “Intercompany Loans”) by Equinix Europe Limited, the Company’s direct holding company, to the Company in an aggregate principal amount of £23,760,706.18 pending the capitalisation of the same; and

(c)	the Administrative Agent confirms the treatment of certain items, as set out below, for the purposes of the definition of “EBITDA” and the definition of “Cashflow Available For Debt Service” or “CAFDS” in clause 1.1 (Definitions) of the Facilities Agreement:

(i)	adjustments in respect of the Company’s share options scheme and stock compensation scheme; and

(ii)	the following costs (each such cost being an “Incurred Cost”):

Figures in GBP 000’s	Month (2007)							YTD
	Jun	Jul	Aug	Sep	Oct	Nov	Dec
IX Shares Option Scheme	364			772				1,136
NI on IX shares option scheme	719			1,002				1,721
Monthly SBC (Ongoing Stock Based Comp charges on Equinix RSU’s and Options)				159	201	249	-162	447
Indigo costs (Transaction Costs)		228	343	4,041	114	-111	45	4,660

Total	1,083	228	343	5,974	314	139	-117	7,964

2.	The Company has informed the Administrative Agent that, in repayment of the Intercompany Loans, the Company has issued to Equinix Europe Limited shares in the Company with an aggregate value equal to the aggregate amount of the Intercompany Loans (the “Share Issue”).

3.	In addition, the Company and the Arranger have informed the Administrative Agent that pursuant to the Syndication Letter the Margin has been altered. As such, the Administrative Agent and the Company have requested that the definition of “Margin” be amended to reflect such alteration.

4.	It is hereby agreed that:

(a)	with immediate effect the Facilities Agreement shall be amended by deleting the definition of “Margin” in clause 1.1 (Definitions) of the Facilities Agreement and replacing it with the following:

“Margin” means:

(A)	in relation to a Facility A Loan, 2.25 per cent. per annum;

(B)	in relation to a Facility B Loan, 2.25 per cent. per annum; and

(C)	in relation to a Facility C Loan, 2.125 per cent. per annum,

but if:

(1)	no Event of Default has occurred and is continuing; and

(2)	in relation to Facility A and Facility C, at any Quarter Date after the Closing Date and, in relation to Facility B, with effect from the Quarter Date falling on or after 30 June 2008, the ratio of Total Debt at the end of the most recently completed Relevant Period to Pro Forma Borrowing Group EBITDA for such Relevant Period is within a range set out in the table below, then the Margin for each Loan will thereafter be the percentage per annum set out below opposite that range:

Total Debt to Pro Forma Borrowing Group EBITDA	Facility A Margin (% p.a.)	Facility B Margin (% p.a.)	Facility C Margin (% p.a.)
Greater than 3.75:1	2.25	2.25	2.125
Less than or equal to 3.75:1 but greater than 3.50:1	2.125	2.125	2.125
Less than or equal to 3.50:1 but greater than 3.00:1	1.875	1.875	1.875
Less than or equal to 3.00:1 but greater than 2.50:1	1.625	1.625	1.625
Less than or equal to 2.50:1 but greater than 2.00:1	1.375	1.375	1.375
Less than or equal to 2.00:1 but greater than 1.50:1	1.125	1.125	1.125
Less than or equal to 1.50:1	0.875	0.875	0.875

and;

(D)	in relation to a Facility D Loan, the rate(s) agreed between the Obligors’ Agent, the Administrative Agent and each Lender in respect of Facility D from time to time.

Any change in that Margin shall take effect from and on the fifth Business Day after receipt by the Administrative Agent of the Quarterly Financial Statements and Compliance Certificate for that Relevant Period.

If an Event of Default is outstanding, the Margin will be increased by 2.00 per cent. per annum above the then applicable rate (the “Default Rate”) provided that upon the remedy or waiver, as the case may be, of the said Event of Default, the said Margin will be recalculated on the basis set out above, and any change shall take effect as of the date the relevant Event of Default is remedied or waived.”;

(b)	for the purposes of clause 9.1 (Calculation of interest) of the Facilities Agreement, the Margin set out above shall be included in the calculation of the rate of interest applicable to all Loans outstanding on and after 29 November 2007; and

(c)	with immediate effect the Facilities Agreement shall be amended by deleting clause 20.4.1 (Budget) of the Facilities Agreement and replacing it with the following:

“The Company shall supply to the Administrative Agent in sufficient copies for all the Lenders, as soon as the same becomes available but in any event not more than 30 days after the start of each of its financial years, an annual budget for that financial year.”

5.	With effect from the date (the “Effective Date”) on which the Administrative Agent receives the documents and other evidence listed in Part I (Conditions Precedent) of the Schedule in form and substance satisfactory to it and subject to the other terms of this letter, the Administrative Agent (acting on the instructions of the Majority Lenders):

(a)	agrees to the appointment of James Marchbank as the “Finance Director, Europe” of the Group in replacement of Karen Bach;

(b)	confirms that to the extent that payment for an Incurred Cost has been funded by the proceeds of the Intercompany Loans:

(i)	that Incurred Cost shall be an exceptional item for the purposes of paragraph (D) of the definition of “EBITDA” in clause 1.1 (Definitions) of the Facilities Agreement;

(ii)	the proceeds of the Intercompany Loans shall not be an addition under paragraph (B) of the additions listed in the definition of “Cashflow Available For Debt Service” or “CAFDS” in clause 1.1 (Definitions) of the Facilities Agreement; and

(iii)	that Incurred Cost shall not be a deduction under paragraph (C) of the deductions listed in the definition of “Cashflow Available For Debt Service” or “CAFDS” in clause 1.1 (Definitions) of the Facilities Agreement;

(c)	agrees that the Facilities Agreement shall be amended as follows:

(i)	by adding the following new definition alphabetically in clause 1.1 (Definitions) of the Facilities Agreement:

“Chief Financial Officer” means the person with the title, in respect of the Group, of “Chief Financial Officer” or “Finance Director, Europe” or such other title as may be agreed between the Administrative Agent and the Company.”;

(ii)	by deleting the final line of the definition of “Cashflow Available For Debt Service” or “CAFDS” in clause 1.1 (Definitions) of the Facilities Agreement and replacing it with the following:

“and so that no amount shall be taken account of either as an addition or a deduction more than once and no amounts related to a B&S Finance Lease shall be added or deducted.

Notwithstanding that adjustments by the Group in respect of the Company’s share option scheme and stock compensation scheme are exceptional items for the purposes of paragraph (D) of the definition of “EBITDA”, no further adjustment shall be made in respect of the same under either paragraph (B) of the additions listed in this definition or under paragraph (C) of the deductions listed in this definition.”; and

(iii)	by deleting the final paragraph of the definition of “EBITDA” in clause 1.1 (Definitions) of the Facilities Agreement and adding the following:

“in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining profits of the Group from ordinary activities before taxation, but so that no amount shall be taken account of either as an addition or a deduction more than once in the calculation of EBITDA.

For the purposes of paragraph (D) of this definition, adjustments made by the Group in respect of the Company’s share option scheme and stock compensation scheme shall be exceptional items.”.

6.	The Administrative Agent hereby confirms that for the purposes of the Facilities Agreement it gave its prior consent to the making of the Intercompany Loans, subject to the Share Issue being effected.

7.

(a)	The Company shall provide to the Administrative Agent the documents and other evidence listed in Part II (Conditions Subsequent) of the Schedule in form and substance satisfactory to the Administrative Agent within 10 Business Days of the date of this letter.

(b)	The Company acknowledges and agrees that failure to comply with its obligations under paragraph 7(a) above shall constitute an Event of Default for the purposes of the Facilities Agreement.

8.	On the Effective Date, the Repeating Representations shall be deemed to be made by each Obligor by reference to the facts and circumstances then existing.

9.	The amendments contained herein are made in accordance with Clause 38 (Amendments and waivers) of the Facilities Agreement.

10.	By countersigning this letter you confirm as the Company and as Obligors’ Agent that each Obligor confirms on the date of this letter and on the Effective Date that, save as expressly provided for in this letter:

(a)	the Facilities Agreement; and

(b)	its obligations under Clause 18 (Guarantee and Indemnity) of the Facilities Agreement,

shall remain and continue in full force and effect.

11.	This letter may be signed in any number of counterparts, and this has the same effect as if the signatures on each counterpart were on a single copy of this letter.

12.	This letter is hereby designated as a Finance Document.

13.	This letter shall be governed by and construed in accordance with English Law.

Kindly acknowledge your acknowledgement of and agreement to the above by countersigning this letter.

Yours faithfully

/s/

For and on behalf of

CIT Capital Finance (UK) Limited

(as Administrative Agent for itself and the Finance Parties)

We hereby acknowledge, agree to and confirm the terms of this letter

/s/
Signed for and on behalf of Equinix Group Limited (as the Company and as Obligors’ Agent on behalf of each Obligor)

Dated: 6 May 2008

SCHEDULE

PART I – CONDITIONS PRECEDENT

1.	A certified copy of the constitutional documents of the Company.

2.	A certified copy of the resolutions of the board of directors (or other appropriate corporate body) of the Company:

(a)	approving the terms of, and the transactions contemplated by, the Intercompany Loans, the Share Issue and this letter (the documents evidencing and/or effecting the Intercompany Loans and the Share Issue together with this letter being referred to as the “Documents”) and resolving that it execute the Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Documents to which it is a party.

3.	A specimen of the signature of each person authorised by the resolutions referred to in paragraph 2 above in relation to the Documents.

4.	A certified copy of a resolution of the sole member of the Company resolving to increase the authorised share capital of the Company as necessary to effect the Share Issue and authorising the allotment of the shares comprised in the Share Issue.

5.	A certificate of the Company (signed by a director/authorised signatory) certifying that each copy document relating to it specified in this Schedule is correct, complete, up-to-date and in full force and effect as at a date no earlier than the Effective Date.

6.	A certified copy of a letter from Equinix Europe Limited applying for the allotment of the shares issued pursuant to the Share Issue and waiving its rights in respect of the repayment of the Intercompany Loans.

7.	A certificate of the Company setting out the relevant details of the Share Issue (including, but not limited to, the number, par value and class of such shares).

8.	A copy of any other consent, approval or other authorisation necessary in connection with the entry into and performance by the Company of the transactions contemplated by the Documents to which it is and/or will be a party.

PART II – CONDITIONS SUBSEQUENT

1.	A certified copy of the register of members of the Company which evidences that the Share Issue has been effected.